Exhibit 10.3

TO: D. Michael Parker

RE: EXTENSION OF CHANGE OF CONTROL EMPLOYMENT AGREEMENT

Pursuant to Section 1(b) of your Change of Control Employment Agreement (the “Agreement”), dated as of December 4, 2008, the term of the Agreement, as stated in Section 1(b) thereof, is hereby extended so that the Agreement, as extended, will end on November 12, 2014.

In all other respects, the Agreement is reaffirmed and remains unchanged.

IN WITNESS WHEREOF, this Extension Agreement, pursuant to authorization from the Board of Directors of the Company, is executed in the Company’s name and on its behalf as of the day and year shown herein.

Date: August 24, 2011

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ William A. Shumaker
William A. Shumaker
Its: President and Chief Executive Officer